Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2016 Results

Net loss narrows 62% year-over-year as management takes action to realize $19.0 million in additional annualized cost reductions announced in March 2016

ARLINGTON, VA — May 4, 2016 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the first quarter ended March 31, 2016. Revenue in the first quarter 2016 totaled $48.0 million, down 18% from $58.4 million in the year-ago period. First quarter 2016 net loss totaled $7.5 million, a 62% improvement over the net loss of $19.9 million in the year-ago period. Included in the first quarter 2016 net loss were restructuring charges and other related costs totaling $2.8 million (pre-tax), compared to $6.7 million (pre-tax) of restructuring and impairment charges and other related costs in the year-ago period. Earnings per diluted share in the first quarter 2016 totaled $(0.34), a 64% improvement over $(0.95) per diluted share in the first quarter 2015. Excluding these non-recurring items, the after-tax net loss would have been $4.9 million in the first quarter 2016, a 64% improvement over the net loss of $13.7 million in the same quarter last year.

First Quarter 2016 Overview

•
Revenue at Lexia, the Company’s Literacy segment, grew 82% year-over-year to $7.6 million, reflecting a 40% year-over-year increase in the number of active monthly students using Lexia Reading Core5. Lexia’s growth rate includes the benefit of purchase accounting, which had the effect of lowering revenue in the year-ago period. Excluding the effects of purchase accounting on acquired deferred revenue, Lexia’s first quarter revenue and revenue growth would have been $9.0 million and 38%, respectively

•
Enterprise & Education ("E&E") Language segment contribution margin, excluding Lexia, improved to $6.1 million or 33% of segment revenue, compared to $4.2 million or 22% of segment revenue in the year-ago period. The improved profitability in the E&E Language segment was primarily due to lower operating expenses

•
Total selling, administrative and research expenses (the sum total of sales and marketing, research and development, and general and administrative expenses) declined 26% year-over-year. The first quarter reduction in selling, administrative and research expenses contributed to a total 12-month reduction of $65.0 million or 25% compared to the 12 months ended March 31, 2015. Excluding restructuring and other related costs, net selling, administrative and research expenses declined $13.0 million year-over-year in the first quarter and $62.4 million for the 12-months ended March 31, 2016

•
Net loss improved 62% year-over-year to $7.5 million or $(0.34) per diluted share; first quarter 2016 results include a $2.4 million pre-tax charge reflecting the initial actions under the plan announced in March 2016 to further focus the Company’s E&E Language segment to improve its profitability and position it for future growth. If the Company’s plans are fully realized, the previously announced 2016 restructuring actions will reduce headcount by approximately 17% of the Company’s full-time workforce at December 31, 2015, and result in annualized cost savings of approximately $19.0 million

•	Adjusted EBITDA, a non-GAAP financial measure, improved $5.1 million or 77% year-over-year to $(1.6) million

•	The Company ended the quarter with $43.0 million in cash and cash equivalents with zero debt outstanding
“I am pleased to report our fourth consecutive quarter of improved financial results, reflecting the focus and commitment of everyone involved to transform Rosetta Stone and position the Company for future profitability,” said John Hass, Chairman, President and Chief Executive Officer. “During the first quarter, we demonstrated that we are delivering the initial $65.0 million annualized cost savings target announced last year and took actions to deliver the approximately $19.0 million of incremental annualized cost savings that were announced in March 2016. At the same time, we are making substantial investments to enhance our core products across our businesses in order to improve learning outcomes and position the Company for future growth.”

First Quarter 2016 Review
Revenue: Total revenue declined 18% year-over-year to $48.0 million due almost entirely to the expected decline in Consumer segment revenue. Literacy segment revenue grew 82% year-over-year to $7.6 million, as a result of strong demand for Lexia's updated suite of products, continued high renewal rates, and the Company’s investment to increase the size of Lexia’s direct sales force. Adjusted revenue for the Literacy segment grew to $9.0 million, a growth rate of 38% year-over-year, excluding the effect of purchase accounting on acquired deferred revenue.
Lexia, acquired in August 2013, was previously included in the Company’s E&E segment information.
E&E Language segment revenue, excluding Lexia, decreased 4% year-over-year to $18.3 million. The decline was due to lower sales outside of North America, partially reflecting the Company’s March 2016 decision to exit its direct presence in almost all of its non-U.S. and non-northern European geographies. Where appropriate, the Company will seek to operate through partners in those geographies being exited. Higher revenue in North America partially offset the overseas decline, driven by a 9% year-over-year increase in education language revenue to $7.3 million in the first quarter 2016.
Consumer segment revenue declined 37% year-over-year to $22.1 million. The decrease was primarily due to the shift in strategy announced in March 2015, whereby management has been operating the Consumer segment for improved profitability, not size, by conducting fewer promotional campaigns and lowering the amount of media spend. In addition to the lower volume, the Company’s success in shifting the unit mix from product-based to subscription-based sales also contributed to the overall Consumer revenue decline, due to the timing of revenue recognition; product-based sales are recognized in the period sold, whereas subscription-based sales are recognized ratably over the entire subscription period, which is currently typically two years. During the first quarter 2016, the mix of subscription units increased to 25%, up from 23% in the year-ago period. Subscriptions sold through the Company's website are preferable as they do not require physical inventory, saving the expense of packaging and distribution; they also provide a better customer experience that is accessible anywhere through the cloud and always up-to-date.
US$ thousands, except for percentages

	Three Months Ended March 31,
	2016	2015	% change
Revenue from:
Enterprise & Education ("E&E") Language	$18,331	$18,998	(4)%
Literacy	7,577	4,170	82%
Consumer	22,094	35,274	(37)%
Total	$48,002	$58,442	(18)%
Net Loss: The first quarter 2016 net loss improved to $7.5 million or $(0.34) per diluted share, compared to the net loss of $19.9 million or $(0.95) per diluted share in the year-ago period. Included in the first quarter 2016 net loss were restructuring charges and other related costs totaling $2.8 million (pre-tax), compared to $6.7 million (pre-tax) of restructuring and impairment charges and other related costs in the year-ago period. Total operating expenses were $48.1 million in the first quarter 2016, a reduction of $17.0 million or 26% year-over-year. Decreases were realized in all operating expense categories, reflecting the Company’s ongoing efforts to return to future profitability; sales and marketing expense was down $9.4 million or 23%, research and development expense was down $2.4 million or 27%, and general and administrative expense was down $5.0 million or 32% on a year-over-year basis.

Balance Sheet: The Company had zero debt and a cash and cash equivalents balance of $43.0 million at March 31, 2016. Deferred revenue totaled $132.3 million at March 31, 2016, compared to $142.7 million at December 31, 2015. The decline largely reflected a $12.6 million year-over-year reduction in Consumer segment bookings; the first quarter has historically been the Company’s seasonally slowest bookings period. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $99.3 million or approximately 75% of the total March 31, 2016 balance.

Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $(5.1) million in the first quarter 2016, compared to $(15.7) million in the same period a year ago. Adjusted EBITDA, a non-GAAP financial measure, was $(1.6) million in the first quarter, compared to $(6.7) million in the year-ago period. The Company’s cash flow is typically seasonal, with a net use of cash during the first half of the year and positive cash generation during the second half of the year.

Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2016 outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on May 11. Investors may dial into the replay using 1-858-384-5517 and passcode 13633808.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or "projects." These statements may include, but are not limited to, statements relating to: our revised business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution includes segment revenue and expenses incurred directly by the segment, including material costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense.

•	Adjusted revenue in the Literacy segment is revenue, excluding the effects of purchase accounting on acquired deferred revenue.

•	Adjusted segment contribution in the Literacy segment is segment contribution, excluding the effects of purchase accounting on acquired deferred revenue and deferred commissions.
The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The Company's innovative, personalized language and reading programs drive positive learning outcomes in thousands of schools, businesses, government organizations and for millions of individual learners around the world.

Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning and is widely recognized today as the industry leader in providing effective language programs. The Company's cloud-based programs allow users to learn online or on-the-go via tablet or smartphone, whether in a classroom, in a corporate setting, or in a personal learning environment. Rosetta Stone is also a leader in the literacy education space, helping millions of students build fundamental reading skills through its Lexia Learning division. Additionally, the Company's Fit Brains business offers personalized brain training programs developed by neuroscientists and award-winning game designers to be fun and help keep your brain sharp.

Rosetta Stone is based in Arlington, VA, and has offices and operations around the world. For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$42,995	$47,782
Restricted cash	39	80
Accounts receivable (net of allowance for doubtful accounts of $1,241 and $1,196, at March 31, 2016 and December 31, 2015, respectively)	29,803	47,327
Inventory, net	7,229	7,333
Deferred sales commissions	12,368	13,526
Prepaid expenses and other current assets	5,004	3,612
Total current assets	97,438	119,660
Deferred sales commissions	5,023	5,614
Property and equipment, net	23,269	22,532
Goodwill	50,843	50,280
Intangible assets, net	27,168	28,244
Other assets	2,130	2,213
Total assets	$205,871	$228,543
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,364	$10,778
Accrued compensation	10,575	8,201
Income tax payable	464	121
Obligations under capital lease	546	521
Other current liabilities	27,400	35,318
Deferred revenue	99,279	106,868
Total current liabilities	149,628	161,807
Deferred revenue	32,978	35,880
Deferred income taxes	5,178	4,998
Obligations under capital lease	2,483	2,622
Other long-term liabilities	728	826
Total liabilities	190,995	206,133
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,309 and 23,150 shares issued and 22,309 and 22,150 shares outstanding at March 31, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	186,313	185,863
Accumulated loss	(157,301)	(149,794)
Accumulated other comprehensive loss	(2,703)	(2,226)
Treasury stock, at cost, 1,000 and 1,000 shares at March 31, 2016 and December 31, 2015, respectively	(11,435)	(11,435)
Total stockholders' equity	14,876	22,410
Total liabilities and stockholders' equity	$205,871	$228,543

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Product	$10,031	$19,974
Subscription and service	37,971	38,468
Total revenue	48,002	58,442
Cost of revenue:
Cost of product revenue	2,645	5,637
Cost of subscription and service revenue	5,403	5,665
Total cost of revenue	8,048	11,302
Gross profit	39,954	47,140
Operating expenses:
Sales and marketing	30,793	40,150
Research and development	6,571	8,972
General and administrative	10,777	15,754
Impairment	—	291
Total operating expenses	48,141	65,167
Loss from operations	(8,187)	(18,027)
Other income and (expense):
Interest income	13	4
Interest expense	(112)	(88)
Other income and (expense)	1,228	(1,581)
Total other income and (expense)	1,129	(1,665)
Loss before income taxes	(7,058)	(19,692)
Income tax expense	449	192
Net loss	$(7,507)	$(19,884)
Loss per share:
Basic	$(0.34)	$(0.95)
Diluted	$(0.34)	$(0.95)
Common shares and equivalents outstanding:
Basic weighted average shares	21,867	21,018
Diluted weighted average shares	21,867	21,018

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,507)	$(19,884)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	421	1,287
(Gain) loss on foreign currency transactions	(1,525)	1,372
Bad debt expense	191	410
Depreciation and amortization	3,408	3,350
Deferred income tax expense	172	295
Gain on disposal of equipment	—	(1)
Amortization of deferred financing fees	62	32
Loss on impairment	—	291
Loss from equity method investments	27	—
Net change in:
Restricted cash	41	17
Accounts receivable	17,555	24,546
Inventory	116	(1,957)
Deferred sales commissions	1,783	59
Prepaid expenses and other current assets	(1,331)	(1,322)
Income tax receivable	337	(444)
Other assets	88	(314)
Accounts payable	569	(4,401)
Accrued compensation	2,310	(1,146)
Other current liabilities	(8,189)	(9,041)
Other long-term liabilities	(99)	(225)
Deferred revenue	(10,975)	(6,231)
Net cash used in operating activities	(2,546)	(13,307)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,586)	(2,382)
Acquisitions, net of cash acquired	—	(1,688)
Net cash used in investing activities	(2,586)	(4,070)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	29	37
Payment of financing fees	(100)	(27)
Payments under capital lease obligations	(244)	(282)
Net cash used in financing activities	(315)	(272)
Decrease in cash and cash equivalents	(5,447)	(17,649)
Effect of exchange rate changes in cash and cash equivalents	660	(1,084)
Net decrease in cash and cash equivalents	(4,787)	(18,733)
Cash and cash equivalents—beginning of period	47,782	64,657
Cash and cash equivalents—end of period	$42,995	$45,924

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
GAAP net loss	$(7,507)	$(19,884)
Total other non-operating (income) and expense	(1,129)	1,665
Income tax expense (benefit) expense	449	192
Impairment	—	291
Stock-based compensation	421	1,287
Depreciation and amortization	3,408	3,350
Other EBITDA adjustments	2,794	6,434
Adjusted EBITDA*	$(1,564)	$(6,665)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash Used in Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Net cash used in operating activities	$(2,546)	$(13,307)
Purchases of property and equipment	(2,586)	(2,382)
Free cash flow*	$(5,132)	$(15,689)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Business Metrics
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2015	Jun 30 2015	Sep 30 2015	Dec 31 2015	Dec 31 2015	Mar 31 2016
Revenue by Market (in thousands, except percentages)

Enterprise & Education Language	18,998	18,558	19,548	19,025	76,129	18,331
Literacy	4,170	4,733	5,784	7,241	21,928	7,577
Consumer	35,274	28,120	24,470	31,749	119,613	22,094
Total	58,442	51,411	49,802	58,015	217,670	48,002

YoY Growth (%)
Enterprise & Education Language	15%	6%	(1)%	(10)%	2%	(4)%
Literacy	196%	146%	103%	94%	121%	82%
Consumer	(18)%	(26)%	(42)%	(42)%	(32)%	(37)%
Total	(4)%	(10)%	(23)%	(27)%	(17)%	(18)%

% of Total Revenue
Enterprise & Education Language	33%	36%	39%	33%	35%	38%
Literacy	7%	9%	12%	12%	10%	16%
Consumer	60%	55%	49%	55%	55%	46%
Total	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	46,189	41,539	40,639	49,599	177,966	39,795
International	12,253	9,872	9,163	8,416	39,704	8,207
Total	58,442	51,411	49,802	58,015	217,670	48,002

Revenues by Geography (as a %)
United States	79%	81%	82%	85%	82%	83%
International	21%	19%	18%	15%	18%	17%
Total	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.